Limelight Akamai Enter Into Licensing Agreement Regarding Intellectual Property
Settlement
Agreement Converts $51 Million Judgment into 3 Year $54 Million License

TEMPE, Ariz.—August 01, 2016 --Limelight Networks, Inc. (Nasdaq: LLNW) (Limelight), a global leader in digital content delivery, announced today that it has entered into a settlement agreement with Akamai Technologies to bring the longstanding battle over the '703 patent to a conclusion. The settlement converts the approximately $51 million judgment into a $54 million license that will be paid in 12 equal quarterly installments starting August 1, 2016.
With this agreement, both parties have waived all rights to appeal, and Akamai will release the $51 million letter of credit that bonded the judgment. As a result, Limelight will regain access to the full amount in restricted cash supporting the letter of credit this month.
The agreement allows Limelight to operate its network free from any restrictions, or future risk of infringement, with respect to the ‘703 and certain other patents.

This agreement excludes patents that Akamai asserted as counterclaims in the patent infringement case filed by Limelight against Akamai and XO Communications in the Eastern District of Virginia in late 2015 and does not otherwise impact Limelight’s rights in that case. More information on this case and other pending litigation is available in Limelight's quarterly report on Form 10-Q filed with the SEC on April 28, 2016. Limelight’s quarterly report on Form 10-Q for the second quarter will be filed later this week.

“We are pleased by the outcome of this agreement. It eliminates the continuing risk from the ‘703 patent and allows us to extend the $51 million payment over a three-year period at an attractive interest rate,” said Robert Lento, chief executive officer of Limelight. “We’re pleased to finally put this issue behind us and, when coupled with financial and operation improvements, it further enhances our confidence in Limelight’s value creation opportunity.”

About Limelight

Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit http://www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

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